Exhibit (g)(2)

EXECUTION VERSION

AMENDED AND RESTATED

SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED SUB-ADVISORY AGREEMENT, effective as of September 1, 2023 (the "Agreement"), is made by and between BARINGS LLC, a Delaware limited liability company (the "Manager"), and BARING INTERNATIONAL INVESTMENT LIMITED, a private limited company incorporated under the laws of England (the "Sub-Adviser");

WHEREAS, the Manager entered into an Investment Management Agreement, dated October 25, 2012 (the "Original Investment Management Agreement"), with Barings Global Short Duration High Yield Fund (the "Fund") relating to the provision of advisory and management services; and

WHEREAS, the Manager entered into an Amended and Restated Investment Management Agreement, dated September 1, 2022 (the "Amended and Restated Investment Management Agreement"), with the Fund that supersedes the Original Investment Management Agreement; and

WHEREAS, the Manager entered into a Sub-Advisory Agreement, dated August 2, 2018, with the Sub-Adviser (the "Original Sub-Advisory Agreement") to retain the Sub-Adviser to furnish investment advisory services with respect to the Fund and the Manager upon the terms and conditions set forth in the Original Sub-Advisory Agreement; and

WHEREAS, the Manager and the Sub-Adviser desire to amend and restate the Original Sub-Advisory Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Manager and the Sub-Adviser hereby agree that, effective as of the date hereof, this Agreement shall supersede the Original Sub-Advisory Agreement (and the Original Sub-Advisory Agreement shall be deemed of no further force and effect whatsoever):

SECTION 1. Duties of Sub-Adviser. (a) Subject to the direction and oversight both of the Board of Trustees (the "Board") of the Fund, a voluntary association organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts, and the Manager, the Manager hereby appoints the Sub-Adviser, and the Sub-Adviser hereby undertakes, to manage the investment and reinvestment of a portion of the assets of the Fund, as shall be allocated from time to time to the Sub-Adviser by a global allocation investment committee composed of representatives of the Manager and Sub-Adviser (the "Allocated Assets"), in accordance with the Fund's investment objectives and policies and limitations, for the period and on the terms set forth in this Agreement. The investment of funds shall be subject to all restrictions of applicable law and the Amended and Restated Declaration of Trust and By-Laws of the Fund, and resolutions of the Board as may from time to time be in force and delivered in writing to the Sub-Adviser.

(b) The Sub-Adviser accepts such appointment and agrees during the term of this Agreement to:

(i)
supervise the investment activities of the Fund with respect to the Allocated Assets, including advising and consulting with the Board as the Board may reasonably request;

(ii)
continuously manage the Allocated Assets in a manner consistent with the investment objectives and policies of the Fund;

EXECUTION VERSION
are not exclusive, and the Sub-Adviser and any of its affiliates or related persons shall be free to render similar services or other services to others. Without limiting the generality of the foregoing, the Sub-Adviser and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Manager or the Fund or may involve substantial time and resources from the Sub-Adviser.

SECTION 6. Fee. (a) As compensation for the services described in Section 1, the Manager shall pay to the Sub-Adviser a portion of the investment management fees it receives from the Fund (after any Manager fees waivers), in an amount in U.S. dollars equal to 35% of such investment management fee (the "Sub-Advisory Fee"). Such Sub-Advisory Fee shall be paid to the Sub-Adviser within ten business days after the end of each calendar month. To the extent that the investment management fee payable to the Manager by the Fund is decreased, the Sub-Advisory Fee will be proportionately decreased.

(b) For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Sub-Advisory Fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

SECTION 7. Expenses. The Sub-Adviser shall not be responsible for the Fund's expenses, including, among others, legal fees and expenses of counsel to the Fund and to the Fund's independent trustees (if any); insurance, including trustees and officers insurance and errors and omissions insurance; auditing and accounting expenses; taxes and governmental fees; listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund's custodians, administrators, transfer agents, registrars and other service providers; expenses for portfolio pricing services by a pricing agent, if any; other expenses in connection with the issuance, offering and underwriting of shares or debt instruments issued by the Fund or with the securing of any credit facility or other loans for the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; brokerage commissions and other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment plan (except for brokerage expenses paid by participants in such plan); compensation and expenses of trustees; costs of stationery; any litigation expenses; and costs of shareholder, Board and other meetings.

SECTION 8. Interested Persons. Subject to applicable statutes and regulations, it is understood that trustees, officers, shareholders and agents of the Fund or the Manager are or may be interested in the Sub-Adviser as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Sub-Adviser may be interested in the Fund or the Manager as trustees, officers, shareholders, agents or otherwise.

SECTION 9. Liability. (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law, or for any act or omission or any loss suffered by the Manager or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties ("Disabling Conduct"). The Sub-Adviser may consult with counsel and accountants in respect of the Fund's affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care.

EXECUTION VERSION
(b) The Manager shall indemnify the Sub-Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or settlement or as fines or penalties, not United Kingdom ("FCA") in the conduct of its investment business. The Sub-Adviser has in operation written procedures in accordance with the rules, evidential provisions and guidance made by the FCA under the Financial Services and Markets Act 2000 (as set out in the FCA Handbook and any directly applicable European Union financial services legislation or rules applicable to the Sub-Adviser) ("FCA Rules") for the effective consideration and proper handling of complaints from customers. Any complaint by the Manager or any Fund should be sent to the Chief Compliance Officer of the Sub-Adviser.

(c) The Sub-Adviser is required by the FCA Rules to make certain disclosures and seek certain consents in its terms of business with its clients. These have been provided to the Manager and consented to in writing. The acceptance by the Sub-Adviser of its appointment and performance of its obligations hereunder is expressly conditioned upon the ongoing acceptance by the Manager of such disclosures and continuing effectiveness of such consents.

SECTION 12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not thereby be affected.

SECTION 13. Notices. Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other parties shall be in writing and, if other than routine business correspondence, delivered by (i) confirmed facsimile, (ii) registered or certified mail or United States Postal Service Express Mail, (iii) a nationally recognized overnight courier, (iv) hand, or (v) e-mail (so long as a receipt for such e-mail is requested and received). Such writing shall be addressed to a party as set forth below, or to such other address as a party may from time to time designate in any notice. Any notice given hereunder shall be effective upon receipt.

If to the Manager:

Barings LLC
300 S. Tryon Street, Suite 2500
Charlotte, NC 28202

Attention: Christopher Hanscom
Email: christopher.hanscom@barings.com

With a copy to: Ashlee Steinnerd
Email: ashlee.steinnerd@barings.com

If to the Sub-Adviser:

Baring International Investment Limited
155 Bishopsgate
London EC2M 3XY

Attention: Nicholas Evans
Email: nicholas.evans@barings.com

SECTION 14. Disclaimer. The Sub-Adviser acknowledges and agrees that (i) this Agreement has been executed by officers of the Manager in their capacity as officers, and not individually, (ii) the shareholders, trustees, officers, employees and other agents of the Manager shall not personally be bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder and (iii) as provided by Article IX, Section 1 of the Amended and Restated Declaration of Trust of the Fund, a copy of the Amended and Restated Agreement and Declaration of Trust of the Fund

EXECUTION VERSION
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

BARINGS LLC

By:	/s/ Sean Feeley
Name: Sean Feeley
Title: Managing Director

BARINGS INTERNATIONAL INVESTMENT LIMITED

By:	/s/ Craig Abouchar
Name: Craig Abouchar
Title: Managing Director

EXECUTION POLICY - EXPRESS CONSENT

Barings LLC expressly consents to orders being executed outside EU regulated markets and multilateral trading facilities, where to do so is in accordance with Baring International Investment Limited's Conflicts of Interest Policy (Abridged) dated 14 December 2017 and the Execution Order Policy dated 16 November 2017 as provided to the Manager and consented to in writing pursuant to Section 1 1(b) of this Agreement.

/s/ Sean Feeley
Signed by: Sean Feeley